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                                                                       Exhibit 1

April 25, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

     We have read the first two paragraphs of Item 4 included in the Form 8-K dated April 24, 2001 of Star Struck, Ltd. Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP
By:  Joseph Patellaro

Cc:  Ms. Jennifer Peringer, Controller, Star Struck, Ltd.
Mr. Kenneth Karlan, President, Star Struck, Ltd.